Exhibit 10.3

*Confidential Treatment has been requested for the marked portions of this exhibit pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

AMENDED AND RESTATED MANUFACTURING AGREEMENT

THIS AMENDED AND RESTATED MANUFACTURING AGREEMENT (the “Agreement”) is made effective as of February 25, 2009 (the “Amendment Date”) by and between CELLADON CORPORATION, a California corporation, with its principal place of business at 2223 Avenida de la Playa, Suite 300, c/o Enterprise Partners Venture Capital, La Jolla, CA 92037 (“Celladon”), and TARGETED GENETICS CORPORATION, a Washington corporation with its principal offices at 1100 Olive Way, Suite 100, Seattle, Washington 98101 (“TGC”).

RECITALS

WHEREAS, Celladon and TGC are parties to that certain Manufacturing Agreement dated December 31, 2004 (the “2004 Agreement”), as amended by that certain First Amendment to Manufacturing Agreement dated March 19, 2008 (the “First Amendment” and, collectively with the 2004 Agreement, the “Original Agreement”), pursuant to which TGC is responsible for the manufacture and supply of certain gene therapy products, subject to the terms and conditions set forth therein;

WHEREAS, Celladon and TGC now wish to amend and restate the Original Agreement as set forth herein;

WHEREAS, concurrently herewith, Celladon and TGC are entering into a License Agreement (the “License Agreement”), which supersedes and replaces the Collaboration Agreement between the parties dated December 31, 2004, as amended to date (the “Collaboration Agreement”), and pursuant to which TGC is granting Celladon an exclusive license to develop and commercialize certain gene therapy products; and

WHEREAS, this Agreement and the Collaboration Agreement will supersede and replace the letter agreement between the parties dated January 16, 2009 (the “2009 Letter”)

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the mutual promises and covenants hereinafter set forth, Celladon and TGC, intending to be legally bound, hereby agree as follows:

1.	DEFINITIONS.

1.1 “Affiliates” shall mean any company or entity controlled by, controlling, or under common control with a party hereto and shall include any company more than 50% of whose voting stock or participating profit interest is owned or controlled, directly or indirectly, by a party, and any company which owns or controls, directly or indirectly, more than 50% of the voting stock of a party.

1.2 “Applicable Laws” means all laws, statutes, ordinances, codes, rules and regulations which have been enacted by a Government Authority and are in force as of the Amendment Date or come into force during the Term, in each case to the extent that the same are applicable to the performance by the parties of their respective obligations under this Agreement. For purposes of this Agreement, cGMP shall be deemed to be within the term “Applicable Laws.”

1.3 “Celladon Designee” shall have the meaning provided in Section 3.1.

1.4 “Celladon Product” shall have the meaning provided in the License Agreement.

1.5 “cGMP” shall mean current good manufacturing practices for medicinal products established by U.S. laws, rules and regulations (including 21 CFR Parts 210 and 211, as amended, and any successor regulations thereto, each as in effect from time to time).

1.6 “cGMP3” shall have the meaning provided in Section 2.1(a).

1.7 “CMC” shall mean chemistry, manufacture and control.

1.8 “Commercially Reasonable Efforts” shall mean, with respect to the efforts to be expended by any entity with respect to any objective, the level of reasonable, diligent, good faith efforts and resources devoted to accomplish such objective as a typical biotechnology company would normally use to accomplish a similar objective under similar circumstances.

1.9 “Development Plan” shall mean the cGMP3 Development Plan attached to this Agreement as Exhibit A.

1.10 “FFDCA” means the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 321 et seq., as amended from time to time.

1.11 “Government Authority” means any supranational, national, regional, state or local government, court, governmental agency, authority, board, bureau, instrumentality or regulatory body.

1.12 “Information” shall have the meaning provided in the License Agreement.

1.13 “Manufacturing Process” shall mean the manufacturing process for the cGMP3 manufacturing campaign for Mydicar developed by TGC pursuant to the First Amendment.

1.14 “Mydicar” shall mean the Celladon Product known as MYDICAR® (AAV1/SERCA2a).

1.15 “Quality Agreement” shall mean that certain Quality Agreement for cGMP Manufacturing of Phase II/III and III AAV1/SERCA2a Purified Bulk Drug Substance and Testing of Bulk Drug Substance and Drug Product entered into by the parties prior to the Amendment Date.

1.16 “Term” shall have the meaning provided in Article 10.

2.	*Confidential Treatment Requested.

1.17 “Third Party” means any entity or individual other than TGC or Celladon or their respective Affiliates.

2.	CLINICAL MANUFACTURING SERVICES

2.1 cGMP3 Pre-Bulk Drug Substance.

(a) Manufacture. Subject to the terms and conditions of this Agreement, TGC shall use Commercially Reasonable Efforts to manufacture Mydicar pre-bulk drug substance using the Manufacturing Process under a manufacturing campaign designated by the parties as cGMP3, as more fully described in the Development Plan (“cGMP3”). TGC shall manufacture such Mydicar pre-bulk drug substance in accordance with this Section 2.1(a), the Development Plan, all applicable batch records and test procedures for cGMP3 approved by Celladon and communicated to TGC in writing prior to the Amendment Date, and all Applicable Laws (including, without limitation, cGMP, to the extent applicable to TGC’s manufacturing activities hereunder, as demonstrated by the batch records and test procedures described above as well as those steps and procedures which are (i) specified in the Development Plan, (ii) previously agreed to by the parties with respect to validation of equipment and facilities used by TGC to manufacture Mydicar, or (iii) otherwise agreed to by the parties in writing), provided that TGC shall not be obligated to perform, and shall not perform, analytical or other testing, nor any quality assurance or control, except, in each case, as expressly set forth for TGC to perform in the Development Plan (or as otherwise mutually agreed in writing).

(b) Permitted Use of cGMP3 Pre-Bulk Drug Substance. Mydicar pre-bulk drug substance manufactured pursuant to Section 2.1(a) shall be used solely for preclinical or clinical development and regulatory approval purposes.

2.2 Transfer of Analytical Methods. TGC shall provide its existing analytical methods for Mydicar in accordance with Section 3.1 hereof.

2.3 Mydicar Production Records. TGC shall maintain, and allow Celladon to access or provide to Celladon (as specified in the Development Plan), all records required to be prepared by TGC under the Development Plan in connection with TGC’s manufacture of Mydicar pre-bulk drug substance pursuant to this Agreement. All such records shall be maintained by TGC for such period as may be required by Applicable Laws; provided, however, that any such records provided to Celladon shall be maintained by Celladon for such period as may be required by Applicable Law (and TGC shall have no such obligation with respect thereto).

2.4 Product Delivery. TGC shall ship Mydicar pre-bulk drug substance manufactured pursuant to Section 2.1(a), under quarantine and stored frozen in accordance with cGMP, to such Celladon Designee as Celladon specifies in writing to TGC (and Celladon shall specify such Celladon Designee and corresponding shipping destination prior to March 31, 2009). TGC shall package all items in suitable containers to permit safe transportation and handling. Each shipped container will be labeled and marked to identify its contents without having to be opened, and all boxes and packages must contain packing sheets listing the contents. Celladon shall bear all transportation, insurance, taxes, duties, and other costs and risks

3.	*Confidential Treatment Requested.

of loss, spoilage and damage associated with the shipping and delivery of Mydicar pre-bulk drug substance to such Celladon Designee.

2.5 Limited Obligations. TGC provides no warranties or guarantees hereunder that its manufacture of Mydicar pre-bulk drug substance will be successful or result in drug substance suitable for use in clinical trials. Except to the extent TGC does not comply with its obligations set forth in Sections 2.1 through 2.4, TGC shall have no liability hereunder for any failures to manufacture or supply Mydicar pre-bulk drug substance hereunder.

3.	MANUFACTURING TECHNOLOGY TRANSFER.

3.1 Technology Transfer. Subject to the terms and conditions of this Agreement (including, without limitation, Article 5 hereof), commencing promptly after the Amendment Date and throughout the Term, TGC shall provide to a Third Party contract manufacturing organization or contract research organization (as applicable) designated by Celladon (each, a “Celladon Designee”) all manufacturing and other technology and know-how in TGC’s possession (and, if not owned by TGC, that TGC has a right to disclose), that is necessary to practice the Manufacturing Process and to manufacture and test the Mydicar pre-bulk drug substance manufactured hereunder (the “Technology Transfer”), as more fully described below and in the Development Plan. It is contemplated that the Celladon Designee [*]; provided, however, that TGC shall not be responsible for any delays or failures to complete the Technology Transfer prior to the end of the Term to the extent caused by [*]. It is the intention of the parties that the Technology Transfer will enable the Celladon Designee(s) to replicate the Manufacturing Process to manufacture and test Mydicar in the same manner as TGC manufactures Mydicar pursuant to this Agreement and in the same manner as TGC tests or has tested Mydicar as of the Amendment Date or during the Term. The Technology Transfer shall include at least the following activities during the Term:

(a) TGC shall provide to Celladon or a Celladon Designee the existing analytical methods for conformance testing of Mydicar, including [*]

(b) TGC shall provide to Celladon or a Celladon Designee [*] in all such cases (i) as are necessary to manufacture Mydicar as manufactured hereunder, to test Mydicar or to support regulatory filings for Mydicar, and (ii) to the extent in the possession and control of TGC;

(c) TGC shall provide [*] in order to enable such Celladon Designee to manufacture Mydicar as manufactured hereunder and to test Mydicar [*]

(d) TGC shall provide Celladon or a Celladon Designee [*]; and

(e) TGC shall [*]

3.2 Limitations on Obligations In Light of Available Personnel. The parties acknowledge that, in accordance with the Development Plan and payment schedule attached hereto as Exhibit B, TGC has a limited number of personnel to perform its obligations hereunder [*]. Accordingly, TGC’s obligations under Section 3.1 shall be limited to the extent of what can reasonably be accomplished by the anticipated personnel and staffing (working solely on the

4.	*Confidential Treatment Requested.

obligations under this Agreement) during the Term. Celladon shall designate the Celladon Designees who will receive the Technology Transfer reasonably promptly after the Amendment Date, and in any event within such time so that TGC, using Commercially Reasonable Efforts and in accordance with the Development Plan, can reasonably be expected to complete the Technology Transfer as contemplated in the Development Plan [*]. TGC is not responsible or liable for any delays or failure to complete the Technology Transfer due to (a) Celladon’s failure to provide timely designation of the Celladon Designees as described above, or (b) the inexperience of, or excessive need for consultation by, any Celladon Designee.

3.3 Disclosure and Use of Technology Transfer. All Information provided or disclosed to Celladon under the Technology Transfer (or otherwise under Section 3.1) shall be subject to the terms and conditions of Section 2.2(d) of the License Agreement (“Disclosure and Use of Released Materials”) and shall be deemed part of the “TGC Manufacturing Information” thereunder with respect to the application of such Section 2.2(d). All such Information shall be used for the sole purpose of exercising and fully exploiting the license granted to Celladon under Section 2.1 of the License Agreement, subject to the terms and conditions of the License Agreement (and Celladon and its Affiliates and Licensees, as defined in the License Agreement, shall not use such Information for any other purpose).

3.4 Retained Rights; TGC Use of Celladon Designees. TGC and, if applicable, its licensors retain ownership of, and all rights, title and interest in, to and under, the Information provided or disclosed to Celladon under the Technology Transfer or otherwise under this Agreement (except for the equipment on Exhibit C hereto, which is being sold to Celladon), subject only to Celladon’s rights therein as expressly provided for in the License Agreement, including, without limitation, Sections 2.1, 2.2 and 2.8 of the License Agreement. Any use of the term “transfer” or similar terms herein (including in any exhibit hereto) shall be construed accordingly and not as an assignment or sale. For the avoidance of doubt, TGC is entitled to retain and use copies and/or originals of such Information (subject to the exclusive license granted to Celladon under the License Agreement), and nothing herein restricts TGC (or its Affiliates or licensees) from utilizing any Celladon Designee and/or such Information to manufacture or test products (subject to the exclusive license granted to Celladon under the License Agreement). Furthermore, Celladon shall not restrict, and shall otherwise permit, any Celladon Designee’s use of such Information for the benefit of TGC (and the disclosure of such Information to TGC for use by TGC) within the scope of TGC’s retained rights pursuant to the License Agreement and the scope of the licenses granted by Celladon to TGC pursuant to the License Agreement.

3.5 Restrictions on Release and Disclosure. TGC’s obligations with respect to release and disclosure of Information under this Agreement (including, without limitation, under the Technology Transfer) shall be subject to the terms and conditions of Section 2.2(f) of the License Agreement.

4.	REGULATORY.

4.1 Manufacturing Process Observation. TGC shall allow, upon reasonable request, personnel of Celladon and/or Celladon Designees to be present at TGC’s facilities during the manufacturing activities of TGC under Article 2 for the purposes of observing such

5.	*Confidential Treatment Requested.

manufacturing activities, including for purposes of identifying any material, atypical or out-of-specification event or deviation which occurs during the manufacture or testing of Mydicar pre-bulk drug substance hereunder.

4.2 Safety Procedures. TGC shall maintain and enforce health and safety procedures for the handling and manufacture of Mydicar that comply in all respects with all Applicable Laws.

4.3 Government Inspection. TGC shall provide prompt notice to Celladon of any inspections or investigations by the FDA or other regulatory authority of TGC that are directed toward Mydicar or toward TGC’s facilities used in the manufacture of Mydicar, and shall provide Celladon with copies of all correspondence and reports related to such inspection or investigations as they become available. Further, TGC shall provide prompt notice to Celladon of the results thereof and any material corrective action TGC was required to take in order to comply with any Applicable Laws.

4.4 Regulatory Responsibilities. With respect to any regulatory responsibilities regarding the Mydicar drug substance manufactured hereunder, the parties acknowledge that the Quality Agreement has been terminated and that all regulatory responsibilities (including, without limitation, any final release of drug substance before clinical use) and liability for use of such Mydicar drug substance lies solely with Celladon and not with TGC.

5.	CELLADON PAYMENT OBLIGATIONS

5.1 Payments.

(a) In full consideration of the activities and matters contemplated by this Agreement, Celladon shall pay to TGC a total of [*] in accordance with the payment schedule attached hereto as Exhibit B, which amount shall be nonrefundable; plus any additional amounts for the cost of outside services and materials in excess of [*] as set forth in Exhibit B. Should the parties, in their sole discretion, mutually agree in writing to extend the Term and/or the scope of the Development Plan and/or the Technology Transfer, additional payments to TGC therefore would have to be negotiated and agreed to in connection therewith. TGC acknowledges receipt, prior to the Amendment Date, of [*] (which includes the [*]) of such [*].

(b) Of the [*] paid to TGC prior to the Amendment Date as described in Section 5.1(a), TGC agrees to hold and disburse [*] (the “[*]”) pursuant to the terms and conditions set forth in this Section 5.1(b) and in the schedule attached hereto as Exhibit D (the “[*] Schedule”). For the avoidance of confusion, TGC will not use the [*] for any purpose whatsoever other than as set forth in this Section 5.1(b) and the [*] Schedule (and TGC shall disburse such [*] solely in accordance with the [*] Schedule during the Term). At the end of the Term of this Agreement (or such later date as may be agreed by the parties in writing), any portion of the [*] that has not been disbursed in accordance with the [*] Schedule as of such date may be retained by TGC without any restriction on the further use thereof.

(c) The parties acknowledge and agree that if the final reconciliation of total actual costs of outside services and materials contemplated by Exhibit B hereto indicates that such costs are less than [*], then TGC shall refund the difference to Celladon within 10 days

6.	*Confidential Treatment Requested.

after completion of such reconciliation. Conversely, if such reconciliation reveals that such actual costs exceed [*], Celladon shall pay such excess either directly to the applicable vendor(s) or through a change order with TGC.

5.2 Payment in U.S. Dollars. All payments hereunder shall be payable in U.S. dollars.

5.3 Taxes. TGC will pay any and all taxes levied on TGC on account of any payments made to it under this Agreement. If any taxes are required to be withheld by Celladon, Celladon will (a) deduct such taxes from the payment made to TGC, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to TGC and certify its receipt by the taxing authority within 30 days following such payment. Celladon will reasonably cooperate with TGC to obtain any applicable reductions or exemptions from any such withholding taxes, if any, in accordance with applicable law.

6.	REPRESENTATIONS AND WARRANTIES

6.1 Mutual Representations and Warranties. Each party represents and warrants to the other that: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof; (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action; and (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

6.2 Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR IN THE LICENSE AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EITHER EXPRESS OR IMPLIED, WRITTEN OR ORAL, INCLUDING, WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY, WARRANTY OF FITNESS FOR A PARTICULAR PURPOSE, OR WARRANTY OF NON-INFRINGEMENT, OR ANY WARRANTY ARISING FROM A COURSE OF DEALING OR USAGE OR TRADE PRACTICES. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN OR IN THE LICENSE AGREEMENT, ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY DISCLAIMED AND EXCLUDED.

7.	CLINICAL TRIAL INDEMNIFICATION

The parties’ respective indemnification obligations associated with the activities contemplated by this Agreement or the Mydicar pre-bulk drug substance supplied hereunder shall be as set forth in the License Agreement.

7.	*Confidential Treatment Requested.

8.	LIMITATION OF LIABILITY

EXCEPT FOR (i) EACH PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THE LICENSE AGREEMENT, (ii) ANY CLAIMS RELATED TO ONE PARTY’S INFRINGEMENT OF THE OTHER PARTY’S INTELLECTUAL PROPERTY OUTSIDE OF THE RIGHTS AND LICENSES GRANTED UNDER THE LICENSE AGREEMENT OR THIS AGREEMENT, AND (iii) BREACH BY A PARTY OF ITS CONFIDENTIALITY OBLIGATIONS UNDER THE LICENSE AGREEMENT, UNDER NO CIRCUMSTANCES SHALL A PARTY HERETO BE LIABLE TO THE OTHER PARTY HERETO FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE OR SPECIAL DAMAGES.

9.	INTELLECTUAL PROPERTY

Unless specifically and expressly granted herein, no licenses or rights under either party’s intellectual property rights are implied or granted in this Agreement. The prosecution of any patents, patent applications and any and all other intellectual property rights associated with the manufacture and supply of Celladon Products shall be governed by the terms of the License Agreement.

10.	TERM

The term of this Agreement shall commence as of the Amendment Date and continue until the earlier of: (i) July 31, 2009 (subject in any event to Section 2.5 herein), or (ii) the expiration or termination of the License Agreement (with such period from the Amendment Date until the first occurrence of either (i) or (ii) being the “Term”). Upon expiration or termination of this Agreement, all rights and obligations of the parties hereunder shall terminate, except that the following provisions shall survive such expiration or termination: Sections 2.1(b), 2.3, 3.3, 3.4, 4.4, and 6.2 and Articles 7 through 11.

11.	MISCELLANEOUS

11.1 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of California, excluding its conflicts of laws principles.

11.2 Entire Agreement; Modification. This Agreement, together with the License Agreement, is both a final expression of the parties’ agreement and a complete and exclusive statement with respect to all of its terms. This Agreement, together with the License Agreement, supersedes all prior and contemporaneous agreements and communications, whether oral, written or otherwise, concerning any and all matters contained herein or in the License Agreement, including, without limitation, the Collaboration Agreement, the Original Agreement, the Quality Agreement (which Quality Agreement is hereby terminated in its entirety with no further force or effect), and the 2009 Letter. No rights or licenses with respect to any intellectual property of either party are granted or deemed granted hereunder or in connection herewith, other than those rights expressly granted in this Agreement or the License Agreement. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the parties to this Agreement.

8.	*Confidential Treatment Requested.

11.3 Relationship Between the Parties. The parties’ relationship, as established by this Agreement, is solely that of independent contractors. This Agreement does not create any partnership, joint venture or similar business relationship between the parties. Neither party is a legal representative of the other party, and neither party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other party for any purpose whatsoever.

11.4 Non-Waiver. The failure of a party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver by a party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such party.

11.5 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either party without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed); provided, however, that either party may assign this Agreement and its rights and obligations hereunder without the other party’s consent together with any permitted assignment by such party of the License Agreement. The rights and obligations of the parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the parties. Any assignment not in accordance with this Agreement shall be void.

11.6 Dispute Resolution. Any dispute arising out of or relating to this Agreement shall be resolved under, and is otherwise subject to, Article 9 of the License Agreement.

11.7 No Third Party Beneficiaries. This Agreement is neither expressly nor impliedly made for the benefit of any party other than those executing it.

11.8 Severability. If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable or illegal by a court of competent jurisdiction, such adjudication shall not affect or impair, in whole or in part, the validity, enforceability or legality of any remaining portions of this Agreement. All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable or illegal part.

11.9 Notices. Any notice to be given under this Agreement must be in writing and delivered either in person, by any method of mail (postage prepaid) requiring return receipt, or by overnight courier or facsimile confirmed thereafter by any of the foregoing, to the party to be notified at its address(es) given below, or at any address such party has previously designated by prior written notice to the other. Notice shall be deemed sufficiently given for all purposes upon the earliest of: (a) the date of actual receipt; (b) if mailed, three days after the date of postmark; or (c) if delivered by overnight courier, the next business day the overnight courier regularly makes deliveries.

9.	*Confidential Treatment Requested.

If to Celladon, notices must be addressed to:

Celladon Corporation

2223 Avenida de la Playa

Suite 300

c/o Enterprise Partners Venture Capital

La Jolla, CA 92037

Attention: Chief Executive Officer

Facsimile: (858) 731-0231

If to TGC, notices must be addressed to:

Targeted Genetics Corporation

1100 Olive Way

Suite 100

Seattle, WA 98101

Attention: Chief Executive Officer

Facsimile: (206) 223-0288

11.10 Force Majeure. Except for the obligation to make payment when due, each party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such party’s reasonable control including but not limited to Acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event similar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the party has not caused such event(s) to occur. Notice of a party’s failure or delay in performance due to force majeure must be given to the other party within 10 days after its occurrence. All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure. In no event shall any party be required to prevent or settle any labor disturbance or dispute.

11.11 Interpretation.

(a) Captions & Headings. The captions and headings of clauses contained in this Agreement preceding the text of the articles, sections, subsections and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.

(b) Singular & Plural. All references in this Agreement to the singular shall include the plural where applicable, and all references to gender shall include both genders and the neuter.

(c) Articles, Sections & Subsections. Unless otherwise specified, references in this Agreement to any article shall include all sections, subsections, and paragraphs in such article; references in this Agreement to any section shall include all subsections and paragraphs

10.	*Confidential Treatment Requested.

in such sections; and references in this Agreement to any subsection shall include all paragraphs in such subsection.

(d) Days. All references to days in this Agreement shall mean calendar days, unless otherwise specified.

(e) Ambiguities. Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either party, irrespective of which party may be deemed to have caused the ambiguity or uncertainty to exist.

11.12 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original document, and all of which, together with this writing, shall be deemed one instrument.

[Remainder of this page intentionally left blank.]

11.	*Confidential Treatment Requested.

IN WITNESS WHEREOF, the parties hereto have duly executed this AMENDED AND RESTATED MANUFACTURING AGREEMENT as of the Amendment Date.

CELLADON CORPORATION		TARGETED GENETICS CORPORATION

By:	/s/ Krisztina Zsebo	By:	/s/ B.G. Susan Robinson
Name:	Krisztina Zsebo	Name:	B.G. Susan Robinson
Title:	CEO & President	Title:	President and CEO

12.	*Confidential Treatment Requested.

Exhibit A

CGMP3 DEVELOPMENT PLAN

The following activities [*] (unless otherwise specified, with respect to the Mydicar pre-bulk drug substance being manufactured under the Agreement):

[*]

For the avoidance of doubt, the foregoing shall be subject to the terms and conditions of the Agreement, including without limitation Section 3.4.

A-1.	*Confidential Treatment Requested.

Exhibit B

PAYMENT SCHEDULE

[*]

B-1.	*Confidential Treatment Requested.

Exhibit C

EQUIPMENT TO BE TRANSFERRED TO CELLADON OR A CELLADON DESIGNEE

[*]

C-1.	*Confidential Treatment Requested.

Exhibit D

[*] SCHEDULE

[*]

D-1.	*Confidential Treatment Requested.